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                                                                     EXHIBIT 8.1


                      [Letterhead of Faegre & Benson LLP]



                               September 13, 1999


FSI International, Inc.
322 Lake Hazeltine Drive
Chaska, MN  55318

Ladies and Gentlemen:

     We have acted as counsel to FSI International, Inc. ("FSI"), a Minnesota corporation, in connection with the transactions described in the Agreement and Plan of Reorganization dated January 21, 1999 (the "Agreement"), among FSI, BMI International, Inc., a Minnesota corporation and a wholly owned subsidiary of FSI ("Sub"), and YieldUP International Corporation, a Delaware corporation ("YieldUP"). Pursuant to the Agreement, at the Effective Time, as defined in the Agreement, YieldUP shall be merged with and into Sub (the "Merger"), with Sub being the surviving corporation. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement.

     FSI is filing with the Securities and Exchange Commission, as of the date hereof, under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of FSI to be issued to the YieldUP shareholders in the Merger in exchange for their Common Stock and Class A Common Stock in YieldUP (the "YieldUP Common Stock"). In addition, YieldUP and FSI have prepared a Proxy Statement/Prospectus as of the date hereof (the "Proxy Statement/Prospectus"), which is contained in and made a part of the Registration Statement.

     You have requested our opinion regarding whether the Merger will be treated for federal income tax purposes as reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In delivering this opinion, we have reviewed the Agreement, and have also reviewed and relied upon the accuracy of the facts stated in the Proxy Statement/Prospectus (including Exhibits thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion, including factual representations contained in the following: (a) an Officer's Tax Certificate of FSI dated September 9, 1999, signed by an authorized officer of FSI and delivered to us (the "FSI Certificate"); and (b) an Officer's Tax Certificate of YieldUP dated September 9, 1999, signed by an authorized officer of YieldUP and delivered to us (the "YieldUP Certificate").

     The opinion expressed below is based upon existing law and currently applicable Treasury regulations promulgated under the Code, published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures currently in effect, and judicial decisions. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law may not occur, either prospectively or retroactively, that could affect the United States federal income tax consequences of the Merger. To the extent there are changes in such legal authorities, our opinion is not applicable. We assume no obligation to modify or supplement our opinion if, after the Merger, there are any changes in the relevant legal authorities, or if we become aware of facts that might change our


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FSI International, Inc.
September 13, 1999
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opinion.  Our opinion is limited to the specific United States federal income tax consequences presented below. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. Further, you should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

     In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that: (a) to the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be reorganization expenses within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; (b) at all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of FSI, YieldUP, or Sub has or will represent equity for tax purposes; (ii) no outstanding equity of FSI, YieldUP, or Sub has represented or will represent indebtedness for tax purposes; (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire YieldUP capital stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code; and (c) original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; (d) any statement or representation in the FSI Certificate or the YieldUP Certificate made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all statements and representations in the FSI Certificate or the YieldUP Certificate, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant; (e) the Merger will be consummated pursuant to the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and as described in the Proxy Statement/Prospectus and will be effective under applicable state law; (f) the Merger will be reported by FSI and YieldUP on their respective federal income tax returns in a manner consistent with the opinion set forth below; (g) an opinion of counsel, substantially identical in substance to this opinion, has been delivered to YieldUP from Gray Cary Ware & Friedenrich LLP, and will not be withdrawn prior to the Effective Date

     Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein and in the Proxy Statement/Prospectus, it is our opinion that (a) the Merger will be treated for United States federal income tax purposes as a reorganization pursuant to section 368(a) of the Code; (b) each of FSI, Sub and YieldUP will be a "party to the reorganization" within the meaning of section 368(b) of the Code; (c) no gain or loss will be recognized by FSI, Sub or YieldUP; and (d) all of the material United States federal income tax consequences of the Merger are contained in this opinion and in the Proxy Statement/Prospectus under the heading "The Merger--Federal Income Tax Consequences," and that disclosure is correct in all material respects, subject to the limitations set forth therein.



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FSI International, Inc.
September 13, 1999
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     This opinion is being furnished solely for the benefit of FSI and may not be relied upon in any manner or for any purpose by any other person.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.



                                Very truly yours,

                                /s/ Faegre & Benson LLP

                                FAEGRE & BENSON LLP